Exhibit 99.1

Global Power Equipment Group Inc.

Reports Third Quarter Earnings of $0.04 Per Diluted Share

TULSA, Oklahoma, November 7, 2005 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries, today reported financial results for the third quarter ended September 30, 2005.

Global Power Equipment Group reported net earnings of $1.7 million for the third quarter of fiscal 2005 or $0.04 per diluted share, on revenues of $112.9 million. This compares to net earnings of $90,000, or $0.00 per diluted share, on revenues of $59.7 million for the third quarter of fiscal 2004. For the nine months ended September 30, 2005, the Company reported net earnings of $0.3 million, or $0.01 per diluted share, on revenues of $293.8 million. This compares to net earnings for the same period last year of $1.2 million or $0.03 per diluted share on revenues of $171.9 million. Third quarter 2005 and year-to-date earnings included the effect of the previously announced pre-tax charge of $0.3 million and $1.9 million, respectively or $0.00 and $0.03 per diluted share, respectively, primarily related to the retirement of the Company’s former CEO.

The Company’s gross profit for the third quarter of 2005 totaled $15.5 million, representing a 13.8 percent gross margin compared to a gross profit of $9.1 million and a gross margin of 15.2 percent in the third quarter of last year. Included in the third quarter results was a $4.6 million benefit or $0.06 per diluted share, resulting from the negotiated termination of a contract coupled with a new order. This benefit was partially offset by higher than expected steel costs and unanticipated engineering and manufacturing costs related to projects booked in 2004. For the first nine months of 2005, the Company’s gross margin was 12.6 percent compared to 17.5 percent in the same period of 2004.

The Company generated EBITDA (earnings before interest, income taxes, depreciation and amortization) of $ 5.4 million for the third quarter of 2005, up from the $1.4 million recorded during the same period in 2004. The increase in EBITDA was principally due to higher revenue and gross profit over the same period in 2004.

The Company had cash and cash equivalents of $8.3 million at September 30, 2005.

At the end of the third quarter, the Company’s firm backlog was to $384 million compared to $388 million at the end of June 2005 and $218 million at the end of September 2004.

Al Brousseau, Global Power Equipment Group’s president and chief executive officer stated, “During the third quarter our operating groups have begun to execute more successfully to

Global Power Equipment Group Inc.

Third Quarter 2005 Earnings – Page 2

overcome the effect of low-margin jobs caused by cost overruns that we incurred during the first half of the year. I am pleased with our sales performance as well as the eagerness of our employees to embrace the positive changes we have implemented to improve our financial results. Our markets continue to strengthen and we are working closely with our customers on some significant opportunities that may materialize in 2006 and further improve our results.”

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, the Company estimates fiscal year 2005 revenue of between $410 and $420 million and diluted earnings per share, excluding restructuring, of between $0.03 and $0.07. For 2006, we estimate revenue of between $475 and $500 million and diluted earnings per share of between $0.17 and $0.22, excluding an estimated $0.01 per diluted share of restructuring charges and $0.02 of share-based payment charges.

Commenting on the outlook, Al Brousseau stated, “We continue to optimize our operating structure to reduce our overhead and direct costs with the goal of returning to average historical gross margins in our manufactured products segments. Despite significant strides that we achieved in streamlining our operations and improving our processes, during the first half of 2006 we will continue to be burdened by a few large orders that are in our firm backlog that will impact our overall gross margin and profitability. As we move through the year, from a margin perspective, the quality of our backlog should improve dramatically.”

The Company will host a conference call on November 8, 2005 at 9:00 AM EST. To listen to the conference call, and view a presentation that management will address, please visit the Company’s home page at www.globalpower.com.

Non-GAAP Financial Measures

This release contains disclosure of EBITDA and estimated earnings per diluted share for fiscal 2005 that exclude the effect of estimated restructuring charges, and for fiscal 2006 that exclude the effect of estimated restructuring charges and share-based payments, which are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company believes that EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income and of estimated earnings per diluted share excluding restructuring charges to estimated earnings is included in the exhibits to this release.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2005 Earnings – Page 3

countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance, repair and general plant services. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including decreased demand for new gas turbine power plants, the loss of any of our major customers, the cancellation of projects, project cost overruns, including increases in prices for energy or for materials such as steel, and unforeseen schedule delays, competition for the sale of our products or services, poor performance by our subcontractors, warranty and product liability claims and changes in the economic, social and political conditions in the countries in which we operate, including fluctuations in foreign currency exchange rates. Additional information concerning these factors and some of the other factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2005 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$8,270	$24,331
Restricted cash	—	16,669
Accounts receivable, net of allowance of $832 and $894	58,567	40,260
Inventories	9,778	8,857
Costs and estimated earnings in excess of billings	83,693	60,861
Deferred income taxes	8,024	10,576
Other current assets	20,947	15,966

Total current assets	189,279	177,520
Property, plant and equipment, net	22,646	22,983
Deferred income taxes	53,684	51,030
Goodwill	80,610	45,000
Intangible assets, net	27,037	4,736
Restricted cash	—	57,688
Other assets	7,875	7,937

Total assets	$381,131	$366,894

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$9,137	$16,854
Accounts payable	41,461	27,852
Accrued compensation and employee benefits	9,579	4,545
Accrued warranty	9,664	9,758
Billings in excess of costs and estimated earnings	41,432	52,707
Other current liabilities	11,948	8,005

Total current liabilities	123,221	119,721
Other long-term liabilities	4,851	4,374
Long-term debt, net of current maturities	87,500	78,750
Minority interest	1,700	1,629
Commitments and contingencies
Stockholders’ equity
Common stock	471	468
Paid-in capital deficit	(15,688)	(17,698)
Deferred compensation	(48)	(91)
Accumulated comprehensive income	2,679	3,636
Retained earnings	176,445	176,105

Total stockholders’ equity	163,859	162,420

Total liabilities and equity	$381,131	$366,894

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2005 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 25, 2004	September 30, 2005	September 25, 2004
Product revenues	$83,970	$59,720	$228,857	$171,867
Service revenues	28,888	—	64,974	—

Total revenues	112,858	59,720	293,831	171,867
Cost of product revenues	72,005	50,621	199,024	141,826
Cost of service revenues	25,313	—	57,739	—

Gross profit	15,540	9,099	37,068	30,041
Selling and administrative expenses	11,502	8,769	33,059	27,571

Operating income	4,038	330	4,009	2,470
Interest expense	1,289	185	3,348	496

Income before income taxes and	2,749	145	661	1,974
Income tax provision	1,045	55	251	750

Income before minority interest	1,704	90	410	1,224
Minority interest	23	—	70	—

Net income	$1,681	$90	$340	$1,224

Earnings per weighted average common share:
Basic	$0.04	$0.00	$0.01	$0.03

Weighted average number of shares of common stock outstanding-basic	47,010	46,330	46,915	46,104

Diluted	$0.04	$0.00	$0.01	$0.03

Weighted average number of shares of common stock outstanding-diluted	47,301	46,921	47,284	46,869

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2005 Earnings – Page 6

GLOBAL POWER EQUIPMENT GROUP INC.

RECONCILIATION OF EBITDA TO NET INCOME

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 25, 2004	September 30, 2005	September 25, 2004
Net income	$1,681	$90	$340	$1,224
Add back:
Income tax provision	1,045	55	251	750
Interest expense	1,289	185	3,348	496
Depreciation and amortization	1,339	1,110	3,719	2,773

EBITDA (a)	$5,354	$1,440	$7,658	$5,243

(a)	EBITDA represents net income plus income taxes, interest, depreciation and amortization. While considered the most common definition used by investors and financial analysts, the EBITDA presented above may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

GLOBAL POWER EQUIPMENT GROUP INC.

RECONCILIATION OF NON-GAAP ESTIMATED EARNINGS TO A GAAP BASIS

	Twelve Months Ended December 31, 2005		Twelve Months Ended December 31, 2006
	(Low estimate)	(High estimate)	(Low estimate)	(High estimate)
Estimated earnings per share on a non-GAAP basis	$0.03	$0.07	$0.17	$0.22
Impact of estimated restructuring charges	(0.03)	(0.03)	(0.01)	(0.01)
Impact of estimated share-based payment charges (1)	0.00	0.00	(0.02)	(0.02)

Estimated earnings per share on a GAAP basis	$0.00	$0.04	$0.14	$0.19

(1)	Includes the estimated effect of SFAS 123R and restricted stock expense

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389